                                                                      EXHIBIT 10

                         MANAGEMENT EMPLOYMENT AGREEMENT



     AGREEMENT entered into by and between ReliaStar Financial Corp., a Delaware corporation ("the Company"), and ___________________ (the "Executive"). This Agreement is effective on the date executed by the Executive ("Effective Date").

                                   WITNESSETH:

     WHEREAS, the Executive is a key member of the management of the Company and/or its subsidiaries and is expected to devote substantial skill and effort to the affairs of the Company and its subsidiaries, and the Board of Directors of the Company desires to recognize the significant personal contribution that the Executive will make to further the best interests of the Company and its stockholders; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to obtain the benefits of the Executive's services and attention to the affairs of the Company and its subsidiaries; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to provide inducement for the Executive (A) to remain in the service of the Company and/or its subsidiaries in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company and/or its subsidiaries in order to facilitate an orderly transition in the event of a change in control of the Company; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders that the Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Executive's employment may be terminated without compensation in the event of certain changes in control of the Company; and

     WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and

     WHEREAS, on ___________, the Executive entered into a Management Employment Agreement with ReliaStar Financial Corp. intended to protect the Executive in the Event of a change of control of the Company, hereinunder the "Earlier Agreement"; and

     WHEREAS, the parties hereto have agreed to replace the Earlier Agreement with this Agreement, thereby canceling the Earlier Agreement as of the Effective Date of this Agreement and rendering the Earlier Agreement null and void; and

     WHEREAS, for the reasons set forth above, the Company and the Executive desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:

     Section 1. Employment. The Executive shall remain in the employ of the Company and/or its subsidiaries for the term of this Agreement as defined in
Section 12 (the "Term"), and during the Term the Executive shall have such title, duties, responsibilities and authority, and receive such remuneration and fringe benefits, as the Board of Directors of the Company shall from time to time provide for the Executive; provided, however, that either the Executive or the Company (including its subsidiaries) may terminate the employment of the Executive at any time prior to the expiration of the Term, with or without Cause and for any reason whatever, upon at least ten working days' prior written notice to the other party, subject to the right of the Executive to receive any payment and other benefits that may be due pursuant to the terms and conditions of Sections 3 and 5 of this Agreement.

     Section 2. Change in Control "Event". For purposes of this Agreement, a change in control event ("Event") shall mean the occurrence of any of the following:

     (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person is the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, in determining whether an Event has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" shall not constitute an acquisition which would cause an Event. A "Non-Control Acquisition" shall mean (1) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (an "Affiliated Entity"), (2) an acquisition by the Company or any Affiliated Entity, (3) a transaction in which any Person became the Beneficial Owner of more than twenty percent (20%) of the outstanding Voting Securities as a result of an acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the percentage of the outstanding Voting Securities Beneficially Owned by such Person, provided that if an Event would occur (but for the operation of this sentence) and after such share acquisition by the Company, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by such Person then an Event shall occur, or (4) an acquisition by any Person in connection with a "Non-Control Transaction" (as defined in subsection
          (c) of Section 2 hereof).

     (b) The individuals who, as of the date this Agreement was approved by the Board, were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a two-thirds majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c)  Approval by stockholders of the Company of:

          (1) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction" which is defined as a transaction in which:

               (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

               (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

               (C) no person (other than the Company or any Affiliated Entity, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Affiliated Entity, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

          (2)  A complete liquidation or dissolution of the Company; or

          (3) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to an Affiliated Entity).

     (d) The Company enters into an agreement in principle or a definitive agreement relating to an Event described in subsection (a), (b) or (c) of this Section 2 which ultimately results in such Event occurring or a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in subsection (a), (b) or (c) of Section 2 hereof occurring.

     Section 3. Rights to Payment Following Change in Control "Event".


     (a) If any Event shall occur during the Term of this Agreement (the first such Event being the "First Event"), and if at any time after the occurrence of the First Event and prior to the end of the Transition Period (as hereinafter defined in Section 7), the employment of the Executive with the Company and/or its subsidiaries is terminated for any reason (unless such termination is a voluntary termination by the Executive other than a Constructive Involuntary Termination, as defined in Section 4, or is on account of the death, Disability or Retirement of the Executive or is a termination by the Company and/or its subsidiaries for Cause), and if Executive is less than 65 years of age on the date of such termination, the Executive (or the Executive's legal representative), subject to the limitations set forth in Section 3(c), shall be entitled

          (1) to receive from the Company or its successor, upon such termination of employment, a cash payment in an amount equal to
               (A) the lesser of three (3) ("Severance Multiple") or, if Executive has attained the age of 62, a percentage of the Severance Multiple equal to the percentage which the number of months from the date of the Executive's termination to the date of such Executive's attainment of age 65, is of thirty-six months times (B) the sum of (i) the base annual salary payable to the Executive at the time of the Executive's termination of employment or at the time of the First Event, whichever is greater, plus (ii) the average annual bonus payable by the Company to the Executive under the ReliaStar Executives' Annual Incentive Compensation Program, the calculation of which is based on either the bonuses paid to the Executive during the most recent three (3) years or the bonuses paid to the Executive during the period the Executive was employed by the Company and/or its subsidiaries, whichever is shorter, such payment to be made to the Executive by the Company or its successor in a lump sum at the time of such termination of employment;

          (2) to receive from the Company or its successor, upon such termination of employment, a cash payment equal to the excess, if any, of (A) the present value of the sum of the retirement plan benefits under the qualified and nonqualified supplemental defined benefit retirement plans of the Company and its subsidiaries covering the Executive at the time of his/her termination of employment to which the Executive would have been entitled had his/her period of service for purposes of computing such benefits included service until the earlier of the last day of the Transition Period or such Executive's sixty-fifth birthday, over (B) the present value of the sum of the actual retirement plan benefits to which the Executive is entitled under such retirement plans as of his/her termination of employment; provided, that for purposes of this subsection 3(a)(2), present value shall be determined using the UP 1984 Mortality Table with a two-year set back or any successor table thereto, and the interest rate assumptions which are used by the Pension Benefit Guaranty Corporation deferred annuity factor as in effect on the first day of the Plan Year in which the termination of employment occurred; and

          (3) to participate in any health, disability and life insurance plan or program in which the Executive was entitled to participate immediately prior to the First Event as if he were an Executive of the Company and/or its subsidiaries until the earlier of the Executive's sixty-fifth birthday or the third anniversary date of such termination (except, with respect to health insurance coverage, for those portions remaining after such termination that duplicate health insurance coverage that is in place for the Executive under any other policy provided at the expense of the Company or another employer); provided, however, that in the event that the Executive's participation in any such health, disability or life insurance plan or program is barred, the Company, at its sole cost and expense, shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plan or program.

     (b) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated during the Term and the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect an Event and who effectuates an Event (a "Third Party") or (2) otherwise occurred in connection with, or in anticipation of, an Event which actually occurs, then for all purposes of this Agreement, the date of the Event with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

     (c) The payments provided for in Section 3(a)(1) shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of employment by the Company or one or more of its subsidiaries or its successor (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the First Event) but shall be reduced (but not to less than zero) by any severance pay which the Executive receives from the Company, or its subsidiaries or its successor under any other policy or agreement of the Company or its subsidiaries or its successors in the event of involuntary termination of Executive's employment; provided, however, that payment of amounts previously credited to deferred compensation accounts on behalf of the Executive or the value of any accelerated vesting of benefits shall not be considered severance pay for purposes of this subsection (c) of
          Section 3.

     (d) The Company shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

     Section 4. Constructive Involuntary Termination of Employment. In the event that at any time from the date of the First Event until the end of the Transition Period, any one of the conditions described in subsections (a), (b),
(c) or (d) of this Section 4 occurs, a termination of employment by the Executive thereafter shall constitute a Constructive Involuntary Termination; provided, however, that termination of employment shall not constitute a Constructive Involuntary Termination if (A) the Executive is immediately thereafter an Executive of the Company, a subsidiary of the Company or a successor company with substantially equivalent or greater title, duties, responsibilities and authority or substantially equivalent or greater salary and other remuneration and fringe benefits (including paid vacation), (B) the new employer enters into a management employment agreement offering benefits at least comparable to this Agreement, and (C) the events described in subsections
(c) or (d) of this Section 4 would not effectively occur by reason of such new employment. The conditions are

     (a) the Executive shall not be given substantially equivalent or greater title, duties, responsibilities and authority or substantially equivalent or greater salary and other remuneration and fringe benefits (including paid vacation), in each case as compared with the Executive's status immediately prior to the First Event, other than for Cause or on account of disability, death or retirement of the Executive

     (b) the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Section 8(b) hereof,

     (c) the Company shall require the Executive to relocate to any place other than a location within twenty-five miles of the location at which the Executive performed the Executive's duties immediately prior to the First Event or, if the Executive performed such duties at the Company's principal executive offices, the Company shall relocate its principal executive offices to any location other than a location within twenty-five miles of the location of the principal executive offices immediately prior to the First Event, or

     (d) the Company shall require that the Executive travel on Company business to a substantially greater extent than required immediately prior to the First Event.

     Section 5. Taxes, Additional Payments or Reduced Payments.

     (a) In the event it shall be determined that any payment or distribution by the Company, any subsidiary or successor in the nature of compensation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a "Payment")) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") or any successor provision thereto (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, except to the extent limited by subsections (1), (2) and (3) of this
          Section 5(a), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, provided, however, that

          (1) if the benefit to the Executive of the Payments does not exceed 110% of the maximum value that the Executive could receive without the Payments being subject to the Excise Tax (this value being hereinafter referred to as the "Tax Limit"), then

          (2)  no Gross-Up Payment will be made, and

          (3) the Payments shall be reduced (but not below zero) to the Tax Limit (provided, that the Payments shall not be so reduced if the benefit to the Executive, net of Excise Taxes imposed by Section 4999, (without reduction of the

               Payments) exceeds the Tax Limit). If any reduction is required pursuant to this subsection (3) of this Section 5(a), the Payments shall be reduced in a manner, as directed by the Executive, to maximize the value of all Payments actually made to the Executive.

     (b) All determinations required to be made under Section 5(a), including whether and when a Gross-Up Payment or reduction in Payments is required, the amount, if any, of the Gross-Up Payment, the actual amount of the Tax Limit, the value of the Payments to the Participant for purposes of Section 280G of the Code and the assumptions to be utilized in arriving at such determinations, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as the Executive and Company may mutually designate (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that the Executive has been terminated, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Event, the Company and Executive shall jointly appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to subsection (a) of this Section 5, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

     (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional amounts which will not have been made by the Company should have been made ("Underpayment"). In the event that it is determined that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Section 5 except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order to effectively contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
          Section 5(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Section 6. Miscellaneous.

     (a) The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after termination, or otherwise.

     (b) The obligations of the Company under Sections 3, 4 and 5 of this Agreement shall survive the termination of this Agreement.

     Section 7. Definition of Certain Terms. As used in this Agreement the following terms shall have the meanings set forth in this Section.

     (a) "Person" shall mean an individual, partnership, corporation, estate, trust or other entity.

     (b) "Cause" shall mean, and be limited to, (1) willful and gross neglect of duties by the Executive or (2) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company, subsidiaries or successors or their reputations.

     (c) "Retirement" shall mean mandatory termination of employment in accordance with the Company's retirement policy generally applicable to its salaried Executives.

     (d) "Disability" shall mean the Executive's absence from his duties on a full time basis for 160 consecutive business days, as a result of the Executive's incapacity due to physical or mental illness, unless within 30 days after written notice pursuant to Section 1 hereof is given following such absence, the Executive shall have returned to the full time performance of his duties.

     (e) "Transition Period" shall mean the three-year period commencing on the date of the First Event as described in clause (a), (b) or (c) of
          Section 2 hereof and ending on the third anniversary of the First
          Event

     Section 8. Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

     (b) On or after the First Event, the Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession on or after the

          Commencement Date (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment on account of a Constructive Involuntary Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 8(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     Section 9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

     Section 10. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

     (a)  In the case of the Company shall be:

          ReliaStar Financial Corp.
          20 Washington Avenue South
          Minneapolis, MN  55401
          Attention: Secretary

     (b) In the case of the Executive shall be his or her residence address as maintained in the Executive's employment records, or following termination of employment, as provided in writing by the Executive to the Company.

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

         Section 11. Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that any benefits to the Executive provided in this Agreement are held to be unavailable to the Executive as a matter of law, the Executive shall be entitled to severance benefits from the Company, in the event of an involuntary termination or Constructive Involuntary Termination of employment of the Executive (other than a termination on account of the death, Disability or Retirement of the Executive or a termination for Cause) during the term of this Agreement following the occurrence of an Event, at least as favorable to the Executive (when taken together with the benefits under this Agreement that are actually received by the Executive) as the most advantageous benefits made available by the Company to Executives of comparable position and seniority to the Executive during the five-year period prior to the First Event.

     Section 12. Term. This Agreement shall commence on the Effective Date and shall continue in effect until the later of the date it is effectively amended or terminated in accordance with this Section 12 or, if a First Event occurs prior to such effective date of amendment or termination, the third anniversary of the First Event. No amendment or termination of this Agreement shall become effective until the earlier of (A) the date which is two years following the date the Company has provided the Executive written notice of such amendment or termination, or (B) the date the Executive consents in writing to such amendment or termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.


                                       RELIASTAR FINANCIAL CORP.
Dated:_____________________

__________________________             By
        (EXECUTIVE)                       --------------------------------------